                                                                   EXHIBIT 10.19

                             EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is entered into this 24th day of September, 1997, to be effective on the date set forth below, by and between XPLOR Energy, Inc., a Delaware corporation ("Corporation"), and R. A. Krenzke ("Employee").

                                  WITNESSETH:

     WHEREAS, Corporation desires to employ Employee, and Employee desires to accept such employment;

     WHEREAS, Corporation and Employee desire to agree to the specific terms of such employment set forth in this Agreement.

     NOW, THEREFORE, in consideration of the recitations stated above and the mutual terms, covenants and conditions contained herein, Corporation and Employee agree as follows:

     1.  EMPLOYMENT

         1.1 Employment. Corporation hereby employs Employee and Employee hereby accepts such employment, as Executive Vice President and Chief Operating Officer, subject to the supervision and direction of Corporation's President, other Officers of the Corporation as applicable and its Board of Directors.

         1.2 Term of Employment. The term of employment provided for in this Agreement shall commence on September 24, 1997("Effective Date"), shall remain in full force and effect for a period of three years thereafter and shall terminate on the third anniversary of the Effective Date, unless terminated sooner as provided in Section 4 hereof. Beginning on the second anniversary of the Effective Date, and on the last day of each succeeding month following the second anniversary ("Monthly Renewal Date"), the term of Employee's employment shall be automatically extended on the terms and condition then in effect for one (1) additional month such that there shall always be at least one (1) year remaining on the term of this agreement at all times, unless, at least fifteen
(15) days prior to the second anniversary of the Effective Date or any such Monthly Renewal Date, either party shall have delivered to the other, written notice that the term hereof shall not be extended.

     2.  DUTIES

         2.1 Full-time Employment. Unless otherwise authorized by Corporation, Employee shall devote substantially all of his business time, attention and skills to the performance of his duties as Executive Vice President and Chief Operating Officer of Corporation; provided, however, that upon the approval of Corporation, Employee may serve as a director of other corporations or entities that engage in other activities to the extent that they do

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not inhibit the performance of Employee's duties hereunder, or conflict with the business of the Corporation, its subsidiaries, or affiliates. During the term of this Agreement, Employee shall not render services for any other person or entity than Corporation unless otherwise authorized by Corporation. The voluntary performance by Employee of any duties assigned to him which are not of the type provided for herein shall not constitute a waiver of his rights hereunder or an abrogation, abandonment or termination by him of this Agreement.

     Employee shall not be restricted from engaging in a business or from investing his assets in a manner which is non-competitive with Corporation and its affiliates or subsidiaries and which will not require any significant services on his part in the operation of the affairs of the companies in which such investments are made or from engaging in charitable or voluntary activities to the extent that the total amount of time expended on such business, investing, charitable or voluntary activities is reasonable, is consistent with Employee's duties hereunder, and does not conflict with Employee's ability or time necessary to perform his duties hereunder.

     2.2 Employer-Employee Relationship. The relationship between Corporation and Employee is that of an employer and employee. Corporation shall have the right to instruct, control, review and, subject to the terms of this Agreement, modify the nature as requested by Corporation and scope of services, and manner in which Employee performs such services for Corporation.

 3. COMPENSATION AND RELATED MATTERS. Subject to the terms and conditions hereof, Employee shall receive the following salary and other benefits as full consideration for the services to be rendered hereunder.

     3.1 Regular Salary. A salary shall be paid to Employee for all services rendered under this Agreement at the annual rate of $165,000 per year, payable in accordance with the general payroll practices of the Corporation in effect from time to time. Employee's salary shall be reviewed annually, and may be increased, but not decreased, from the salary then in effect or the salary prescribed by this Section 3.1, in Corporation's discretion, as determined by the Compensation Committee of the Board of Directors.

     3.2 Expenses. The Employee shall be reimbursed for all reasonable and necessary business expenses incurred in the performance of service hereunder, and accounted for in accordance with the policies and procedures established from time to time by Corporation. In addition, employee shall receive an automobile allowance of $500 per month payable in accordance with the general payroll practices of the Corporation in effect from time to time.

     3.3 Vacation. Employee shall be entitled to four (4) weeks paid vacation during each full 12-month period during the term hereof; provided, however that in taking such vacation Employee shall give and exercise reasonable consideration to and for the needs and interests of Corporation. Employee shall also be entitled to such other vacation time and paid holidays, if any, as shall from time to time be determined by the Corporation.

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     3.4  Employee Benefit Plans.  Employee shall be included in all of the employee benefit plans existing now or in the future providing pension, thrift, profit sharing, bonus or similar benefits as they are provided generally to officers of the Corporation, subject to the terms and conditions of all such plans. In addition, Employee shall be eligible to participate in all executive compensation programs or other perquisites available to other officers of Corporation, subject to the terms and conditions of such programs.

     3.5 Insurance and Welfare Benefit Plans. Corporation shall cover Employee under its group dental, medical and hospitalization plans, shall provide Employee term life insurance coverage, and will cover Employee under other insurance and employee welfare benefit plans maintained for its officers generally. Corporation shall also use its best efforts to evaluate and provide disability insurance coverage and life insurance coverage which are payable to the beneficiary of employee's choice.

     3.6 Place of Performance. The headquarters for the performance of Employee's duties shall be located in The Woodlands, Texas, and/or other office location of the Corporation within the metropolitan Houston area, but from time to time Employee shall be required to travel to other locations in the proper conduct of his responsibilities under this Agreement. As it is Corporation's intention to expand the business of Corporation on a national scale, Corporation may require Employee to spend a reasonable amount of time traveling, as his duties and the business of Corporation and its affiliates or subsidiaries may require.

     3.7 Stock Option Awards, Other Awards. The Board of Directors or its Compensation Committee, as the case may be, shall consider Employee for the grant of options to purchase common stock or other awards, as Employee's performance dictates, no less frequent than annually during the term of this Agreement under any plan of the Corporation which provides for such stock options or other awards. Unless modified by the Board of the Directors any awards granted to Employee pursuant to any other such plans adopted by the Corporation (the "Incentive Plans") shall be immediately vested in full and exercisable upon the occurrence of any of the following: (i) any Change of Control (as defined herein); (ii) termination of Employee by the Corporation without just cause (as defined herein); (iii) any substantial or material diminishment in Employee's reporting responsibilities as designated in this Agreement; (iv) Employee's death; or (v) at the termination of this agreement due to Employee's disability as defined in Section 4.2 of this agreement. Any agreement for an award under the Incentive Plans granted to Employee shall reflect the provisions of this Section 3.7.


     3.8 Incentive Bonus. Employee shall receive a bonus of $125,000 for 1997, payable no later than the end of January 1998; provided, however, that this bonus shall be payable only if, prior to January 1, 1998, Corporation has become subject to the reporting requirements of the Securities Exchange Act of 1394. Beginning in 1998, Employee shall be eligible to receive a bonus of up to 75% of annual base salary as an annual incentive bonus subject to the achievement of certain performance goals established by the Board of Directors as discussed below. The bonus for 1998 shall be paid no later than the end of January, 1999. The bonus shall be based on attainment of performance goals to be established no later than the end of the first quarter of each calendar year, subject to approval of those performance goals by the Board of

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Directors, which will provide for at least the following: (i) financial targets;
(ii) operating targets, and (iii) exploration success targets.

 4. TERMINATION OF AGREEMENT. This Agreement will continue in effect until the expiration of the term stated in Section 1 hereof unless sooner terminated as set forth below. If such termination occurs, Employee shall continue to be subject to Section 5 hereof.

     4.1 Death of Employee. If Employee shall terminate employment due to death during the term of this Agreement, this Agreement shall terminate and his spouse, if she is then surviving or if not, his legal representative, shall be entitled to receive in one lump sum a pro rata share of incentive compensation under Section 3.8 based on the number of days in the year that elapsed prior to death and as if all performance goals had been met.

     4.2 Illness or Other Incapacity. If during the term of this Agreement, Employee shall fail to perform his duties hereunder as a result of illness or other incapacity and such illness or incapacity shall continue for a period of more than three (3) months, Corporation shall have the right to terminate this Agreement and the employment hereunder as of date to be specified in a notice of termination, such date to be not less than thirty (30) days after the mailing by certified mail of such notice. If Employee's illness or incapacity shall have ended, and the Employee shall have assumed his duties hereunder, prior to the date specified in the notice of termination, he shall be entitled to resume his employment hereunder as if such notice had not been given. If such termination occurs, Employee shall continue to be bound by the covenants contained in
Section 5 hereof, but in all other regards, this Agreement shall terminate as of such termination date, and Corporation shall pay to Employee or his legal representative (i) compensation provided for in Section 3.1 of this Agreement for the remaining term of this Agreement, but in no event less than one year, if the Corporation has not provided disability insurance pursuant to Section 3.5
(ii) a pro rata share of incentive compensation under Section 3.8 based on the number of days in the year that elapsed prior to such termination and as if all performance goals had been met, and (iii) such other benefits, if any, as may be determined by Corporation.

     4.3 Termination by Corporation for Cause. Corporation may terminate this Agreement and the employment of Employee by service of written notice of termination to Employee specifying the circumstances and an effective date for such termination upon the earlier to occur of any of the following events: (i) Employee willfully misappropriates the property of Corporation or commits any other act of dishonesty which results in injury to Corporation or reasonably could result in injury to Corporation; (ii) Employee engages in personal misconduct which results in material injury to Corporation, or could reasonably result in material injury to Corporation unless Employee in good faith reasonably believed that his actions were in the best interest of Corporation,
(iii) Employee is convicted of a felony; or (iv) the Board of Directors had determined in good faith that Employee has failed to diligently perform his duties hereunder as specified by Corporation and in a manner consistent with prudent business practice and such failure continues after Employee has been given at least ten (10) days written notice of the failure. In the event this Agreement is terminated for cause set forth in paragraphs (i) through (iv) above by the Corporation prior to the conclusion of the term of this Agreement, the

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Corporation shall have no further obligation hereunder, except for its payment of the compensation provided for in Section 3.1 of this Agreement for a period of three (3) months following such termination, which compensation shall be considered a debt of the Corporation and shall not be discharged by reason of termination of Employee's employment.


     4.4 Termination by Corporation for Other than Cause. In the event Corporation terminates Employee's employment for any reason other than under
Section 4.3, Employee shall be entitled to a payment from Corporation in an amount equal to the Termination Payment (as hereinafter defined). For purposes of this Agreement, the term "Termination Payment" shall mean an amount equal to the sum of (i) all base salary that would have been paid to Employee pursuant to
Section 3.1 during the balance of the term of employment provided for in Section
1.2 (but in no event less than 12 months of such base salary) (the "Salary Portion"), and (ii) subject to the execution by Employee of a waiver and release of all claims against Corporation, all incentive compensation that would have been paid to Employee pursuant to Section 3.8as if all performance goals have been met during the balance of the term provided for in Section 1.2 (but in no event less than one (1) such annual incentive bonus) (the "Bonus Portion"). The Termination Payment shall be paid (i) with respect to the Bonus Portion, in one
(1) lump sum cash payment within five (5) days after Employee has signed a release and any applicable revocation period has expired and (ii) with respect to the Salary Portion, in one (1) lump sum cash payment within five (5) days after such termination of employment.

     4.5 Termination Following Change of Control. In the event that a "Change of Control" (as hereinafter defined) occurs and, and within one (1) year following such Change of Control, Employee's employment is terminated by Corporation for a reason other than as described in Section 4.3, or he voluntarily terminates employment due to a substantial diminishment in his job responsibilities or duties or a material breach by Corporation of any material provision of this Agreement or any other agreement with Employee which remains uncorrected for ten (10) days following written notice of such diminishment or breach by Employee to Corporation, then, in lieu of any payments pursuant to Sections 4.4 or 4.6 hereof, Employee shall be entitled to a Termination Payment under terms and conditions applicable pursuant to Section 4.4, provided that the reference therein to 12 months shall be deemed to be a reference to 24 months and the reference to one such annual incentive bonus shall be deemed to be a reference to two such annual incentive bonuses. A "Change of Control" shall mean (i) any sale by Corporation of substantially all of its assets or, (ii) the removal or failure to re-elect R.A. Krenzke as a member of the Board of Directors for any reason other than resignation, voluntary removal, termination by Corporation for cause, disability or death, provided the South Coast owners have the right to a Board seat pursuant to the Acquisition Agreement and Plan of Organization dated August 19, 1997 or (iii) the acquisition by any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership, directly or indirectly, of securities of Corporation representing 50% or more of the combined voting power of Corporation's then outstanding securities; provided, however, that no Change of Control shall be deemed to occur if beneficial ownership in Corporation's then outstanding securities is acquired pursuant to any reorganization of Corporation or recapitalization, spinoff or other transaction if, after giving effect to such

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transaction, however structured, at least 50% of the outstanding voting securities with the ultimate parent entity corporation are beneficially owned in the aggregate, directly or indirectly through one or more intermediaries, by the former shareholders of the Corporation.

     4.6 Termination by Employee for Good Reason. If Employee's employment hereunder shall be terminated by Employee due to a substantial diminishment in Employee's job responsibilities or duties or a material breach by Corporation of any material provision of this Agreement or any other agreement with Employee which remains uncorrected for ten (10) days following written notice of such diminishment or breach by Employee to Corporation, then Employee shall be entitled to a Termination Payment under terms and conditions applicable pursuant to Section 4.4.

     4.7 Voluntary Termination by Employee. Notwithstanding any provision herein to the contrary, Employee shall have the right to terminate his employment under this Agreement at any time and for any reason whatsoever. If Employee's employment hereunder shall be terminated by Employee for any reason whatsoever other than the reasons specified in Sections 4.1, 4.2, 4.5 or 4.6, then, upon such termination, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment. However, in the event Corporation has not become subject to the reporting requirements of the Securities Exchange Act of 1934 within one (1) year of the effective date of this Agreement and Employee has remained an employee of the Corporation for at least one (1) year prior to such termination, Employee shall be entitled to receive an amount equal to twelve (12) months of his annual base salary then in effect, which shall be paid in one lump sum within five (5) days after such time of termination.

     4.8 No Duty to Mitigate Losses. Employee shall have no duty to find new employment following the termination of his employment under circumstances which required Corporation to pay any amount to Employee pursuant to this Section 4. Any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which Sections 4.2, 4.4, 4.5, 4.6 or 6.7 apply shall not reduce Corporation's obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of any such Section.

     4.9 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Corporation and Employee hereby agree that the payments, if any, to be received by Employee pursuant to Sections 4.1, 4.2, 4.4, 4.5, 4.6 or 6.7 shall be received by Employee as liquidated damages.

     4.10 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of Employee and Corporation with respect to Employee's base salary, incentive compensation pursuant to Section 3.8 and certain perquisites of employment. Employee's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation (other than incentive compensation payable pursuant to Section 3.8), life insurance policies insuring the life of Employee, and other

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benefits under the plans and programs maintained by Corporation shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

 5.  AGREEMENT RESTRICTING TRADE SECRETS AND COMPETITION.

     5.1 Confidential Information and Trade Secrets. Employee acknowledges that he will have access to and that there will be disclosed to him during the course of this employment, information of a proprietary nature owned by Corporation, which is of a confidential nature and all of which have great value to Corporation and which is a substantial basis and foundation upon which Corporation's business is predicated. Employee acknowledges that except for his employment and the duties assigned to him which he will be fulfilling, that he would not otherwise have access to the foregoing information. Employee agrees that any and all confidential knowledge or information which may be obtained by him in the course of his employment will be held inviolate by him and that he will conceal the same from any and all other persons, including, but not limited to, competitors of Corporation, and that he will not impart any such knowledge acquired by him as an employee of Corporation to anyone whomsoever either during this employment or after his employment by Corporation has terminated, except to the extent (i) such disclosure is required by law, (ii) such information is otherwise made public by Corporation (other than by Employee in violation thereof), or (iii) such disclosure is made in the normal course of business and is consistent with Corporation's interests.

     Employee agrees that upon termination of his employment hereunder he will immediately surrender and turn over to Corporation all books, records, forms, data, electric logs, geological maps, scout cards, seismic tapes and all papers and writings relating to the business of Corporation and other information which reflects or reveals Corporation's confidential or trade secret information protected by this Section, and all other property belonging to Corporation, it being understood and agreed that the same are the sole property of Corporation and that Employee will not make any copies thereof; provided, however, the parties agree that Employee's personnel files and any logs, records, and maps which were Employee's property prior to the Effective Date shall remain Employee's property. For purposes of this Section 5, the term "Corporation" shall include Corporation as herein defined and any of its subsidiaries, affiliates or parent organizations.

     5.2 Noncompetition Agreement. Except as provided in Section 2.1, for so long as this Agreement is in effect and for a period of six (6) months after termination of his employment, Employee will not, without Corporation's written permission, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation, or control of any business which is in direct competition with Corporation, specifically with respect to the geologic prospects or any planned or completed acquisitions (of stock, equity or assets) in or through which Corporation does explore, develop or produce oil and gas or has current plans to explore, develop or produce oil and gas. Corporation shall within ten (10) days of Employee's termination of employment with the Corporation provide Employee with a complete list of any properties, prospects, acquisitions, data acquisitions, corporate transactions or other financial or business arrangements contemplated by the Corporation to which the preceding sentence applies. Employee must approve in writing,

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and no such approval can be reasonably withheld, to the listing provided by the
Corporation. Any disputes which cannot be settled will be handled as provided in
Section 6.10 of this Agreement. For so long as this Agreement is in effect and for a period of six (6) months after termination of his employment, Employee shall refrain from contacting or encouraging any third party to contact any individual who is employed by Corporation or its affiliates for the purpose of recruiting or placing that individual with any other employer.

     5.3 Injunctive Relief. Employee specifically acknowledges and agrees that the remedy at law for any breach of the provisions of Sections 5.1 or 5.2 will be inadequate and that Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

     5.4 Reformation. In the event that the provisions of this Section 5 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum time or geographic limitations permitted by applicable law.


6.  GENERAL.

     6.1 Indemnity and Directors' & Officers' Liability Insurance Coverage. Corporation agrees to indemnify and defend Employee, at Corporation's sole expense, in any matters arising from Employee's performance of his duties as an employee, officer or director of Corporation or any of Corporation's subsidiaries or affiliates to the fullest extent permitted by law. The Corporation will take reasonable steps to obtain Directors' and Officers' liability insurance prior to becoming subject to the reporting requirements of the Securities Exchange Act of 1934.

     6.2 Headings. Section headings are included solely for convenience and should not be used in the interpretation of this Agreement.

     6.3 Severability. In the event any one or more of the provisions contained in the Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     6.4 Notices. Any notice, demand and all other communications required or permitted to be given under this Agreement shall be in writing and shall have been deemed duly given when delivered or (unless otherwise specified herein) three (3) business days after mailed by United States registered mail, return receipt requested, postage prepaid, to the address set forth on the signature page hereof, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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     6.5  Waiver of Breach; Expenses.  The waiver by Employee or Corporation of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. In any action brought by any party hereto pursuant to Section 6.10 of the Agreement, the prevailing party shall be entitled to collect such party's reasonable attorney's fees, court costs and expenses in such action.

     6.6 Binding Effect; Assignment. The respective rights and obligations of Corporation and Employee under the Agreement shall inure to the benefit of and shall be binding upon Corporation and the respective successors and assigns of Corporation. This Agreement shall not be assignable by Employee. As used herein, the term "successors and assigns" shall include any corporation or corporations which acquire all or substantially all of the assets and businesses of Corporation whether by purchase, merger, consolidation or otherwise. The parties hereto presently contemplate that Corporation will enter into certain transactions resulting in a reorganization of Corporation and in connection therewith this Agreement shall automatically be assigned to the parent of Corporation and all references herein to Corporation shall thereafter be deemed to be references to such parent entity.

     6.7 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Corporation to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are herein collectively referred to as the "Excise Tax"), Corporation shall pay to Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Corporation and Employee shall make an initial determination as to whether a Gross-Up Payment is required and the amount of any such Gross-Up Payment. Employee shall notify Corporation in writing of any claim by the Internal Revenue Service which, if successful, would require Corporation to make a Gross-Up Payment (or a Gross-Up Payment in excess of that, if any, initially determined by Corporation and Employee) within ten (10) days of the receipt of such claim. Corporation shall notify Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Corporation decides to contest such claim, Employee shall cooperate fully with Corporation in such action; provided, however, Corporation shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Corporation's action. If, as a result of Corporation's action with respect to a claim, Employee receives a refund of any amount paid by Corporation with respect to such claim, Employee shall promptly pay such refund to Corporation. If Corporation fails to timely notify Employee whether it will contest such claim or Corporation determines not to contest such claim, then Corporation shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

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     6.8  Entire Agreement Counterparts.  Except as provided in (i) the benefits, plans, and programs, if any, referenced in Sections 3.4, 3.5, 3.7 and
3.8 hereof and (ii) any signed written agreements contemporaneously or hereafter executed by Corporation and Employee, this Agreement contains the entire agreement of the parties hereto, notwithstanding any oral representation of the parties to the contrary. This Agreement supersedes as of the Effective Date all agreements, oral or in writing, and other arrangements between the parties with respect to all matters related to the subject matter hereof. This Agreement may be executed in multiple counterparts, all of which shall constitute one Agreement, but both parties must execute and deliver one signed counterpart before this Agreement is effective.

     6.9 Applicable Law. The execution, performance and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to its conflict of laws provision.

     6.10  Claims; Arbitration.

     (a) All claims by Employee for compensation and benefits under this Agreement shall be directed to and determined by the Board of Directors and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to Employee in writing and shall set forth the specific reasons for the denial and specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to Employee for a review of a decision denying a claim and shall further allow Employee to appeal to the Board of Directors a decision of the Board of Directors within 60 days after notification by the Board of Directors that Employee's claim has been denied.

     (b) To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law.

     (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.
The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

     (d) The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

     (e) Unless otherwise agreed in writing, Corporation shall continue to make payments and provide benefits in accordance with this Agreement, and Employee shall continue to perform his obligations hereunder during any arbitration proceedings.

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     6.11  Survival.  All covenants, representations and warranties of the parties hereto will survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


"Corporation"                                   XPLOR Energy, Inc.

                                      By: /s/ Steven W. Nance
                                         _____________________________
                                            Steven W. Nance
                                            President & CEO

                                            Address: 10200 Grogans Mill Road,
                                                     Suite 500
                                                     The Woodlands, Texas  77380


                                       /s/ R. A. Krenzke
"Employee"                            __________________________________
                                            R. A. Krenzke

                                            Address: 2136 Dryden
                                                     Houston, Texas  77030

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